UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
On March 3, 2014, Convergys Corporation (the Company or Convergys) completed its acquisition of SGS Holdings, Inc. (Stream) pursuant to the terms of the Agreement and Plan of Merger dated January 6, 2014. The unaudited pro forma combined condensed statements of income for the year ended December 31, 2013 give effect to the acquisition as if it had been consummated on January 1, 2013. The unaudited pro forma combined condensed statements of income for the three months ended March 31, 2014 give effect to the acquisition as if it had been consummated on January 1, 2014. The unaudited pro forma combined condensed consolidated statements of income include adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and that are factually supportable. The notes to the unaudited pro forma combined condensed financial information describe the pro forma amounts and adjustments presented below.
The pro forma adjustments reflecting the completion of the acquisition are based upon the acquisition method of accounting in accordance with US GAAP and upon the assumptions set forth in the notes included in this section. Certain fees associated with the acquisition that were incurred by Stream and Convergys, such as fees for legal and financial services, are not reflected in these unaudited pro forma combined condensed financial statements. This unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying notes, Convergys’ historical financial statements and accompanying notes, and those of Stream incorporated by reference into this Form 8-K.
The unaudited pro forma combined condensed financial statements are presented for informational purposes only and do not reflect future events that may occur after the Stream acquisition, or any operating efficiencies or inefficiencies that may result from the transaction. Therefore, the unaudited pro forma combined condensed financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the period presented or the results that Convergys will experience going forward. In addition, the preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma combined condensed financial information. Actual results could differ, perhaps materially, from these estimates and assumptions.

Convergys Corporation
Unaudited Pro Forma Combined Condensed Statement of Income
Year Ended December 31, 2013

(Amounts in millions except per share amounts)

	Convergys Historical	Stream Historical	Pro forma Adjustments		Pro forma

Revenues	$2,046.1	$1,021.6	$(21.9)	(a-1)	$3,045.8

Costs and Expenses:
Cost of providing services and products sold	1,335.1	605.8	(21.9)	(a-1)	1,995.9
			74.7	(a-2)
			2.2	(a-3)
Selling, general and administrative	467.7	298.7	(74.7)	(a-2)	687.0
			(4.7)	(f)
Research and development costs	8.2	—	—		8.2
Depreciation	85.5	50.0	21.8	(b)	157.3
Amortization	5.3	15.6	9.4	(b)	30.3
Restructuring costs	5.4	15.0	(2.2)	(a-3)	18.2
Asset impairment charges and other	1.5	—	—		1.5
Total costs and expenses	1,908.7	985.1	4.6		2,898.4
Operating Income	137.4	36.5	(26.5)		147.4

Other income (expense), net	5.1	(1.0)	2.0	(a-4)	6.1
Interest expense	(11.5)	(36.5)	(2.0)	(a-4)	(20.2)
			24.7	(c)
			5.1	(e)
Income (loss) from Continuing Operations before Income Taxes	131.0	(1.0)	3.3		133.3
Income tax (expense) benefit	(72.5)	(1.6)	(0.8)	(d)	(74.9)
Income (loss) from Continuing Operations, net of tax	$58.5	$(2.6)	$2.5		$58.4

Earnings from continuing operations per share
Basic	$0.57				$0.57
Diluted	$0.54				$0.53

Weighted Average Common Shares Outstanding:
Basic	103.3				103.3
Diluted	109.2				109.2

Convergys Corporation
Unaudited Pro Forma Combined Condensed Statement of Income
Three Months Ended March 31, 2014

(Amounts in millions except per share amounts)

	Convergys Historical	Stream Historical	Pro forma Adjustments		Pro forma

Revenues	$605.7	$175.4	$(4.0)	(a-1)	$777.1

Costs and Expenses:
Cost of providing services and products sold	380.1	106.1	(4.0)	(a-1)	495.0
			12.7	(a-2)
			0.1	(a-3)
Selling, general and administrative	163.8	66.8	(12.7)	(a-2)	196.6
			(21.3)	(f)
Research and development costs	1.9	—	—		1.9
Depreciation	26.5	9.0	3.6	(b)	39.1
Amortization	3.4	2.4	1.8	(b)	7.6
Restructuring costs	8.0	0.6	(0.1)	(a-3)	8.5
Total costs and expenses	583.7	184.9	(19.9)		748.7
Operating Income	22.0	(9.5)	15.9		28.4

Other (expense) income, net	(1.9)	(0.9)	0.2	(a-4)	(2.6)
Interest expense	(4.0)	(8.8)	(0.2)	(a-4)	(5.2)
			6.9	(c)
			0.9	(e)
Income (loss) from Continuing Operations before Income Taxes	16.1	(19.2)	23.7		20.6
Income tax expense	(2.4)	(4.4)	(5.9)	(d)	(12.7)
Income (loss) from Continuing Operations, net of tax	$13.7	$(23.6)	$17.8		$7.9

Earnings from continuing operations per share
Basic	$0.14				$0.08
Diluted	$0.13				$0.07

Weighted Average Common Shares Outstanding:
Basic	101.1				101.1
Diluted	107.3				107.3

Note 1 - Basis of Pro Forma Presentation

The accompanying unaudited pro forma combined condensed financial statements are comprised of the following:

•
The unaudited pro forma combined condensed statement of income for the year ended December 31, 2013 combines Convergys' audited consolidated statement of income with Stream's audited consolidated statement of operations for the year ended December 31, 2013.

•
The unaudited pro forma combined condensed statement of income for the three months ended March 31, 2014 combines Convergys' unaudited consolidated statement of income for the three months ended March 31, 2014 with Stream's unaudited consolidated statement of operations for the two months ended February 28, 2014. Stream results for the month ended March 31, 2014 are included within the "Convergys Historical" column of the unaudited pro forma combined condensed statement of income for the three months ended March 31, 2014, as the acquisition was consummated on March 3, 2014.

Convergys disclosed the preliminary purchase price and purchase price allocation related to its acquisition of Stream, in addition to its consolidated balance sheet as of March 31, 2014, within its Quarterly Report on Form 10-Q dated May 12, 2014. The total estimated purchase price was allocated to Stream's net tangible and intangible assets acquired and liabilities assumed as of March 3, 2014. The value of these assets and liabilities is estimated, and is subject to change pending additional information that may become known to Convergys.
The unaudited pro forma combined condensed statements of income do not reflect additional expenses that Convergys expects to incur in connection with the acquisition. Additionally, the unaudited pro forma combined condensed statements of income do not reflect any anticipated cost savings or any related non-recurring costs to achieve those cost savings. The unaudited pro forma combined condensed statements of income do not claim to represent Convergys’ actual results of operations that would have occurred if the acquisition had taken place on the dates specified, nor are they indicative of the results of operations that may be achieved in the future.
The stock purchase for Stream was an all cash transaction, therefore no additional Convergys common stock shares were issued by Convergys as a result of this transaction. Historical Convergys weighted average common shares were used for computation of basic and diluted earnings per share from continuing operations on a pro forma basis.
All monetary amounts are expressed in US Dollars and rounded to the nearest million unless otherwise indicated.

Note 2 - Pro Forma Adjustments

a.
Reflects reclassification adjustments to Stream's historical audited and unaudited consolidated statements of operations to conform to the financial statement classification and presentation that will be used by Convergys to prepare Convergys' consolidated financial statements subsequent to the acquisition. Further reclassification adjustments may be necessary in the post-acquisition period.

(1) Convergys records reimbursements from customers for certain pass-through costs on a net basis as a reduction to cost of providing services and products sold. Stream has historically recorded these items on a gross basis. To conform to the financial statement classification and presentation that will be used by Convergys, these amounts have been reclassified to cost of providing services and products sold.

(2) Convergys records certain expenses that are directly attributable to the operation of its call centers within cost of providing services and products sold. Stream has historically recorded these same types of costs within selling, general and administrative expense. To conform to the financial statement classification and presentation that will be used by Convergys, these amounts have been reclassified to cost of providing services and products sold.

(3) Convergys records certain approved employee severance plans within cost of providing services and products sold. Stream has historically recorded these expenses within restructuring costs. To conform to the financial statement classification and presentation that will be used by Convergys, the amounts historically incurred by Stream have been reclassified to cost of providing services and products sold.

(4) Convergys records interest income within other income (expense), net. Stream has historically recorded this within interest expense. To conform to the financial statement classification and presentation that will be used by Convergys, these amounts have been reclassified to other income (expense), net.

b.
Represents the increase in depreciation and amortization expense associated with the adjustment to Stream's property and equipment and the allocation of purchase price to identified finite-lived intangible assets, including trade name and customer relationships.

The increase in depreciation expense is based on the adjustment made to Stream's property and equipment balance. Convergys estimated the preliminary fair value of the acquired property and equipment using a combination of the cost and market approach, depending on the component. The depreciation expense adjustment of $21.8 and $3.6 for the year ended December 31, 2013 and two months ended February 28, 2014, respectively, was computed by taking the property and equipment adjustment of $51.9 and depreciating these assets over the assumed useful lives of the related assets, ranging from 1 to 12 years.

The increase in amortization expense is based on the preliminary allocation of purchase price to certain finite-lived intangible assets acquired. Convergys applied the income approach through a relief-from-royalty analysis to determine the fair value of the Stream trade name asset. The customer relationship intangible asset represents contractual relationships between Stream and its customers. The preliminary fair value of customer relationships was determined using the income approach through an excess earnings analysis, with projected earnings being discounted at a rate of 11.0%. For purposes of the amortization adjustment, Convergys considered the useful lives of the trade name and customer relationships to be 4 years and 17 years, respectively. The determination of the useful lives is based upon various accounting studies, historical acquisition experience, economic factors and future cash flows of the combined company. The following details the finite-lived intangible amortization adjustment for the year ended December 31, 2013 and two months ended February 28, 2014:

Intangible asset type	Value	Life (years)	Annual Amortization	Two-Months of Amortization
Trade name	$17.0	4	$4.3	$0.7
Customer relationships	352.0	17	20.7	3.5
	$369.0		$25.0	$4.2

Stream historical amortization			(15.6)	(2.4)

Total pro forma adjustment (increase to amortization)			$9.4	$1.8

c.
In conjunction with its acquisition of Stream, Convergys entered into a credit agreement with a group of lenders and established an unsecured credit facility (the New Credit Facility) in the aggregate principal amount of $650. The New Credit Facility is comprised of a term loan in the amount of $350 and a revolving credit facility in the amount of $300. The New Credit Facility carries an initial term of 5 years. Proceeds from the New Credit Facility were used, together with cash on hand, to finance the cash consideration paid for the Stream acquisition, including the repayment of Stream’s 11.25% Senior Secured Notes, 10.0% Promissory Notes and revolving credit facility.

The New Credit Facility carries variable rates of interest on the term loan and revolving credit facility. For purposes of these unaudited pro forma combined condensed statements of income we have assumed an interest rate of 1.905% for the term loan, which represents the initial rate at inception of the New Credit Facility. The revolving lines of credit under the New Credit Facility and Convergys' 2011 Revolving Credit Facility were undrawn at the date of acquisition and March 31, 2014. Accordingly we have assumed for purposes of these unaudited pro forma combined condensed financial statements that these facilities were undrawn, and for the year ended December 31, 2013 and the three months ended March 31, 2014, we have included adjustments for the minimum facility fees for each facility.

This adjustment reflects the reduction to interest expense, calculated as follows, under the assumption that the new debt structure was in place at the beginning of each respective period:

	Interest Expense for the Year Ended December 31, 2013	Interest Expense for the Two Months Ended February 28, 2014
Total interest expense on the New Credit Facility	$(7.6)	$(1.2)
Interest expense associated with extinguished debt:
Convergys:
2011 Revolving Credit Facility	1.3	0.2
Stream:
Revolving line of credit	4.1	1.1
11.25 % Senior Secured Notes	25.2	6.5
10.0% Promissory Notes	1.7	0.3

Total interest expense associated with extinguished debt	32.3	8.1

Net pro forma adjustment (decrease to interest expense)	$24.7	$6.9

d.
For purposes of these unaudited pro forma combined condensed financial statements, an estimated income tax rate of approximately 25% has been used for the year ended December 31, 2013 and the three months ended March 31, 2014. These rates are estimates and do not take into account future income tax strategies that may be applied to the consolidated entity.

e.
Adjustment relates to the amortization of debt issuance costs incurred in connection with Convergys' $650.0 in additional borrowings. Debt issuance costs are amortized over the life of the related debt instrument under the effective interest method for non-revolving debt and the straight-line method for revolving debt.

	Debt Issuance Costs for the Year Ended December 31, 2013	Debt Issuance Costs for the Two Months Ended February 28, 2014
Total debt issuance costs on the New Credit Facilities and the New Notes	$(1.7)	$(0.3)
Debt issuance cost associated with extinguished debt:
Convergys:
2011 Revolving Credit Facility	0.8	0.1
Stream:
Revolving line of credit	4.2	0.8
11.25% Senior Secured notes	1.8	0.3
10.0% Promissory Notes	—	—

Total debt issuance costs associated with extinguished debt	6.8	1.2

Total pro forma adjustment (decrease to interest expense)	$5.1	$0.9

f.
Adjustment reflects a reduction to selling, general and administrative expense for transaction costs directly associated with the Stream transaction. For the year ended December 31, 2013 and the three months ended March 31, 2014, respectively, these costs totaled $2.7 and $14.7 for Convergys and $2.0 and $6.6 for Stream, and primarily related to third-party consulting services.